Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The subsidiaries below are owned by Forest City Enterprises, Inc. except where a subsidiary’s name is indented, in which case that subsidiary is owned by the next preceding subsidiary whose name is not so indented. Names of certain subsidiaries have been omitted. These excluded subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.

Name of Subsidiary	State of Incorporation/Organization
FC Basketball, Inc.	New York
Forest City Sports, LLC	New York
FCR Sports, LLC	New York
Nets Sports and Entertainment, LLC	Delaware
Forest City Land Group, Inc.	Ohio
FC/M Gladden II, L.L.C.	Arizona
Forest City Rental Properties Corporation	Ohio
F.C. Member, Inc.	New York
FCR Land, LLC	New York
Forest City Commercial Group, Inc.	Ohio
Forest City Commercial Holdings, Inc.	New York
Forest City Residential Group, Inc.	Ohio
FC Mesa Inc.	New Mexico
FC Stapleton II, LLC	Colorado
T.C. Avenue, Inc.	Ohio
Tower City Properties Ltd.	Ohio
Tower City Member, LLC	Delaware
Tower City Avenue, LLC	Delaware
Sunrise Development Co.	Ohio